Exhibit 10.22

Compensation Recovery Policy

Adopted and Approved
June 2, 2015

The Board of Directors of Diamond Foods, Inc. (“Company”) has determined that it is in the best interests of the Company and its stockholders to adopt a Compensation Recovery Policy (“Policy”) enabling the Company under specified circumstances to recover Incentive-Based Compensation, as defined below, from Company executives covered by this Policy. This Policy amends and restates the Compensation Recovery Policy adopted March 4, 2014 and effective commencing August 1, 2014 (the “Prior Policy”) and shall become effective commencing August 1, 2015 (the “Effective Date”).

Administration

This Policy shall be administered by the Compensation Committee of the Company’s Board of Directors or such other committee, or the full Board of Directors, as the Board of Directors may determine from time to time (the “Administrator”). The Administrator will review this Policy periodically and make any amendments that may be required under applicable law, rules and regulations, or as otherwise determined by the Administrator in its sole discretion. In the event any provision of this Policy is inconsistent with any requirement of or any final rules promulgated under the Dodd-Frank Act, the Administrator, in its sole discretion, shall amend and administer this Policy to comply with the Dodd-Frank Act and applicable regulations. The Administrator may retain outside legal counsel and such compensation, tax or other consultants as it may determine. Any determination under this policy by the Administrator shall be conclusive and binding on the Company and the applicable Executive. Determinations of the Administrator need not be uniform with respect to one or more Executives or from one payment to another. This policy will terminate upon an acquisition or change of control of the Company, unless otherwise determined by the Administrator.

Covered Executives

This Policy applies to every person who was one of the Company’s executive officers as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), at the time that Incentive-Based Compensation subject to this policy was paid to such officer (each, an “Executive”). The Administrator may identify additional employees who shall be treated as Executives for the purposes of this Policy.

Triggering Event

Subject to the provisions of this Policy, the Administrator may require an Executive to reimburse the Company for any Incentive-Based Compensation paid to such Executive, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws (“Triggering Event”) and such Executive engaged in fraud or intentional misconduct that materially contributed to the need for such restatement, all as determined by the Administrator.

Payments Subject to Recovery

This Policy applies to payments by or on behalf of the Company to any current or former Executive that were incentive-based cash or equity compensation, including gain from exercise of stock options, (collectively “Incentive-Based Compensation”) during the three (3) year period (“Recovery Period”) preceding the date on which the Company is required to prepare an accounting restatement, provided that (i) such Incentive-Based Compensation was predicated upon achieving financial results that were subsequently determined to be in error as a result of a Triggering Event and (ii) the actual payment is in excess of what would have been paid to the Executive under the accounting restatement. Such Incentive-Based Compensation payments during the Recovery Period are recoverable by the Company to the extent that the payments, based on the pre-restatement data, exceeded what would have been paid to the Executive under the data as presented in the accounting restatement. The Recovery Period shall not include any period earlier than August 1, 2014.

Recovery Process

In determining whether to require reimbursement or forfeiture of any component of Incentive-Based Compensation, and if so, the amount of such reimbursement or forfeiture, the Administrator may take into account such considerations as it deems appropriate, including (A) the likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved, (B) whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise, (C) whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered, (D) final rules promulgated by the Securities and Exchange Commission under Section 954 of the Dodd-Frank Act, and Section 10D of the Exchange Act (the “Final Rules”), and (E) such other factors as it may deem appropriate under the circumstances.

Subject to compliance with the Final Rules, the Administrator may, in its discretion, recover Incentive-Based Compensation through reduction of future payments to the Executive, repayment or return of prior amounts paid to the Executive, or otherwise. Without limiting the foregoing, subject to compliance with the Final Rules, the Administrator may instruct the Company to seek recovery of Incentive-Based Compensation from any compensation already paid or otherwise payable to the Executive, including without limitation, any prior or future cash incentive payments, executive retirement benefits, wages, equity grants or other amounts payable by the Company to the Executive in the future. All actions taken by the Company to recover incentive payments or other compensation shall be taken in accordance with applicable law.

2